Exhibit 99.1

For Immediate Release February 19, 2013	Contacts:	Stacy Frole	(419) 627-2227
		Lisa Broussard	(419) 609-5929
CEDAR FAIR REPORTS THIRD CONSECUTIVE YEAR OF RECORD REVENUES AND ADJUSTED EBITDA; EXPECTS GROWTH TO CONTINUE INTO 2013
SANDUSKY, OHIO, February 19, 2013 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, reported record financial results for the year ended December 31, 2012.
Highlights

•
The Company reported record full-year net revenues of $1.068 billion, up 3.9% from 2011, reflecting strong growth across its parks; net income of $101.2 million, or $1.81 per diluted limited partner unit, was up $30.5 million from a year ago.

•	Adjusted EBITDA for the full year was a record $391.0 million, up 4.4% from last year, while in-park average guest per capita spending increased to a record $41.95 per guest, up 4.8% from a year ago.

•	The Company reduced its total leverage ratio to 3.9 times debt to Adjusted EBITDA, down from 4.2 times in 2011.

•	The Company reported it is on track to meet its long-term goal of $450 million in Adjusted EBITDA by 2016.
Commenting on the Company's year-end results for 2012, Matt Ouimet, Cedar Fair's president and chief executive officer said, “I am pleased to report a third consecutive year of both record revenues and Adjusted EBITDA and we expect this trend to continue into 2013. Our strong current year results are attributable to solid increases in average in-park guest per capita spending across the majority of our parks, along with near-record attendance levels.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

“The introduction of a new e-commerce system, improved messaging to our consumers and premium benefit offerings, combined with our continued investment in new entertainment offerings for the whole family, were the major catalysts for the strong year-over-year results. All of our parks delivered strong performances for the year, with Canada's Wonderland, Cedar Point, Kings Island, Dorney Park and Carowinds leading the way.
“Our new e-commerce system and improved consumer messaging led to record season pass sales, while premium benefit offerings, such as Fast Lane, contributed nicely to the record in-park guest spend in 2012,” added Ouimet. “A strong capital plan is also important to the growth of our business and we believe our 2012 capital strategy was a success. Our investments in new rides and entertainment offerings, including the world-class coaster at Canada's Wonderland and the water park expansion at Kings Island, allowed us to maintain our record attendance while increasing the guest spend at our parks. Going forward, we will continue to strategically invest capital across all of our properties, particularly where we believe we will achieve the greatest return on investment.
“Finally, the total return to our investors in 2012, combining distributions and unit price appreciation, was 63%. We will continue to maintain a balanced approach to the deployment of our excess cash - creating value for our unitholders in both the short-term and long-term through capital investment, distributions and debt reduction,” concluded Ouimet.
2012 Full-Year Results
Cedar Fair's operations for the full-year 2012 generated record net revenues of $1.068 billion and net income of $101.2 million, or $1.81 per diluted LP unit. In 2011, the Company achieved net revenues of $1.028 billion and net income of $70.7 million, or $1.27 per diluted LP unit.
The $40.0 million, or 3.9% increase in net revenues for 2012 was the result of a 4.8%, or $1.92, increase in average in-park guest per capita spending to $41.95. This increase was partially offset by a 0.7%, or $789,000, decrease in out-of-park revenues to $116.8 million. Attendance during this same period was comparable to a year ago at 23.3 million visits.
For the full-year 2012, operating costs and expenses increased $21.4 million, or 3.2%, to $684.7 million from $663.3 million in 2011. The year-over-year increase in costs, which was largely anticipated, was the result of incremental costs to support the launch of the Company's FUNforward growth initiatives, including the new e-commerce platform and technology infrastructure improvements. An increase in employment related costs, which was due to normal merit increases, increases in health-related benefit costs, additional staffing

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

levels associated with new initiatives aimed at improving the overall guest experience, and non-recurring severance payments, also contributed to the increased operating expense. These operating cost increases were partially offset by a reduction in legal and related professional costs in 2012.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased $16.4 million, or 4.4%, to $391.0 million, compared with $374.6 million last year. The increase in Adjusted EBITDA is a direct result of the record-level net revenues and average in-park guest per capita spending trends experienced by the parks in 2012, combined with strict controls over costs. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
Brian Witherow, Cedar Fair's executive vice president and chief financial officer, said, “Our liquidity and cash flow remain strong. We continue to generate a significant amount of free cash flow and our capital structure provides us with substantial operating flexibility. Given our ongoing improvement with our Consolidated Leverage Ratio, which was 3.9 times at the end of 2012, we are well positioned for 2013 and beyond. We will continue to prudently manage our cash flows to maximize our financial flexibility and our ability to create value for unitholders over the long-term.”
As of December 31, 2012, the Company had $1.13 billion of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $401.1 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $78.8 million. The Company's credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Outlook
For the 2013 season, the Company plans to invest approximately $100 million in marketable capital improvements across its properties, highlighted by GateKeeper, a record-breaking winged roller coaster that will transform the front gate of its flagship property, Cedar Point, in Sandusky, Ohio. The Company also intends to spend an additional $15 million to $20 million on incremental capital programs in 2013. This additional capital will include the acceleration of four point-of-sale systems prior to the start of the upcoming operating season, as well as investments in employee dormitories and guest accommodations starting in the second half of the year.
“Thrills will continue to connect families and friends in 2013 as we strive to provide every guest with an unforgettable day filled with thrills, laughter and fun,” said Ouimet. “Our 2013 capital expenditure program

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

will forever change the landscape at Cedar Point, the 'Best Amusement Park in the World.' GateKeeper will soar across the park's front gate, delighting riders and viewers alike as they experience this innovative new ride. Our 2013 capital program also includes a new world-class wooden roller coaster at our park in Santa Clara, California, a massive water park expansion at our park in Kansas City, Missouri, and new family attractions at several of our other parks. We are confident this lineup of new rides and attractions will continue to provide our guests with a 'best-day-of-summer' experience each and every time they visit one of our parks.”
According to Ouimet, the Company is on track to achieve its long-term Adjusted EBITDA target of $450 million or more by 2016. “Looking ahead to 2013 and beyond, we continue to be confident in the fundamentals of our business model and growth opportunities. Consumers continue to choose to spend their discretionary entertainment dollars in our parks and given the on-going budgetary constraints all consumers are experiencing, this is a particularly strong endorsement of the price value we provide. We understand consumers, employees and investors have many alternatives available to them, so we remain focused on being their entertainment of choice, employer of choice and investment of choice for many years to come.”
Conference Call
The Company will host a conference call with analysts today, February 19, 2013, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Tuesday, March 5, 2013. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4588392.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, four outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Net revenues:
Admissions	$78,926	$90,887	$612,069	$596,042
Food, merchandise and games	37,011	42,171	342,214	349,436
Accommodations and other	13,268	11,787	114,171	82,994
	129,205	144,845	1,068,454	1,028,472
Costs and expenses:
Cost of food, merchandise and games revenues	11,122	12,076	95,048	92,057
Operating expenses	70,571	79,293	451,403	430,851
Selling, general and administrative	22,823	30,300	138,311	140,426
Depreciation and amortization	14,183	16,664	127,339	125,837
Loss on impairment / retirement of fixed assets, net	(519)	1,489	23,711	2,565
	118,180	139,822	835,812	791,736
Operating income	11,025	5,023	232,642	236,736
Interest expense	26,717	32,535	110,619	157,185
Net effect of swaps	(174)	(9,612)	(1,492)	(13,119)
Unrealized/realized foreign currency (gain) loss	4,928	(4,795)	(8,998)	9,909
Other (income) expense	(37)	(37)	(68)	798
Income (loss) before taxes	(20,409)	(13,068)	132,581	81,963
(Benefit) provision for taxes	(10,030)	(11,110)	31,365	11,217
Net income (loss)	(10,379)	(1,958)	101,216	70,746
Net income allocated to general partner	—	—	1	1
Net income (loss) allocated to limited partners	$(10,379)	$(1,958)	$101,215	$70,745

Net income (loss)	(10,379)	(1,958)	101,216	70,746
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	2,719	(1,421)	1,468	933
Unrealized income on cash flow hedging derivatives	1,937	1,401	139	3,767
Other comprehensive income (loss), (net of tax)	4,656	(20)	1,607	4,700
Total comprehensive income	$(5,723)	$(1,978)	$102,823	$75,446
Basic earnings (loss) per limited partner unit:
Weighted average limited partner units outstanding	55,751	55,346	55,518	55,345
Net income (loss) per limited partner unit	$(0.19)	$(0.04)	$1.82	$1.28
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,751	55,346	55,895	55,886
Net income (loss) per limited partner unit	$(0.19)	$(0.04)	$1.81	$1.27

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Third Consecutive Year of Record Revenues and
Adjusted EBITDA; Expects Growth to Continue Into 2013
February 19, 2013

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2012	12/31/2011
Cash and cash equivalents	$78,830	$35,524
Total assets	2,027,622	2,055,958
Long-Term Debt, including current maturities:
Term debt	1,131,100	1,156,100
Notes	401,080	400,279
	1,532,180	1,556,379
Total partners' equity	160,359	141,800

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
	(In thousands )
Net income (loss)	$(10,379)	$(1,958)	$101,216	$70,746
Interest expense	26,717	32,535	110,619	157,185
Interest income	(37)	(37)	(68)	(157)
Provision (benefit) for taxes	(10,030)	(11,110)	31,365	11,217
Depreciation and amortization	14,183	16,664	127,339	125,837
EBITDA	20,454	36,094	370,471	364,828
Net effect of swaps	(174)	(9,612)	(1,492)	(13,119)
Unrealized foreign currency (gain) loss	4,927	(3,394)	(9,181)	9,830
Equity-based compensation	635	(11)	3,265	(239)
Loss on impairment/retirement of fixed assets, net	(519)	1,489	23,711	2,565
Terminated merger costs	—	150	—	230
Refinancing costs	—	—	—	955
Other non-recurring costs (a)	154	3,419	4,180	9,526
Adjusted EBITDA (b)	$25,477	$28,135	$390,954	$374,576

(a)
Other non-recurring costs, as defined in the 2010 Amended Credit Agreement, includes litigation expenses and costs for SEC compliance matters related to Special Meeting requests, costs associated with the relocation of a future ride and costs associated with the transition to a new advertising agency.

(b)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2010 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233